Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated August 26, 2022, with respect to our audits of consolidated financial statements of Decca Investment Limited and Subsidiaries as of March 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

February 21, 2023